FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER
AND YEAR END 2006

— Clinical Data Demonstrates Power of Drug Discovery Approach —

Cambridge, MA, March 6, 2007 - CombinatoRx, Incorporated (NASDAQ: CRXX), today reported financial results for the fourth quarter and year ended December 31, 2006 and goals and guidance for 2007.

“2006 was a substantial year for CombinatoRx as we demonstrated the validity of our drug discovery approach with strong proof-of-concept clinical data across four product candidates, the selection of two programs to advance into further development, the selection of three additional programs to initiate clinical studies and two new discovery and development collaborations providing product rights,” commented Alexis Borisy, President and CEO of CombinatoRx. “This momentum will continue in 2007 as we expect to report clinical data from multiple product candidates, advance programs into later stage clinical development and add new candidates to the clinical pipeline. In particular, clinical data for the product candidates CRx-139, CRx-150 and CRx-191 are expected during 2007.”

For the fourth quarter of 2006, CombinatoRx reported a net loss of $10.0 million as compared to $7.0 million for the same period last year. For the year ended December 31, 2006, CombinatoRx reported a net loss of $34.3 million compared with a net loss of $29.5 million for the same period last year. At December 31, 2006, CombinatoRx had cash, cash equivalents, restricted cash  and short-term investments of $121.1 million compared to $102.4 million on December 31, 2005.

2006 and Recent Accomplishments

Product Pipeline Advancements:

•                  Presented three positive phase 2 results for CRx-102.  CRx-102, an oral synergistic combination containing the cardiovascular drug dipyridamole and an unconventionally low dose of the glucocorticoid steroid prednisolone, demonstrated powerful anti-inflammatory effects and rapid onset of action in both hand osteoarthritis and rheumatoid arthritis:

•                  In hand osteoarthritis, CRx-102 met its primary and secondary endpoints with statistically significant 31% reduction in pain, as well as improvements in stiffness, patient global, and tender and swollen joints.

•                  In rheumatoid arthritis, CRx-102 met its primary and secondary endpoints with a statistically significant 63% ACR 20 response compared to 30% with control.

•                  In a biomarker study, CRx-102 met its primary endpoint with a statistically significant reduction in C-reactive protein (CRP) compared to placebo.

Based on this positive data, CRx-102 has been selected for further development with phase 2b clinical trials in rheumatoid arthritis and osteoarthritis expected to begin in 2007. A proprietary modified-release commercial formulation of CRx-102 is expected to be complete by the end of the year.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
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•                  Demonstrated clinical activity of a CRx-170 combination in a phase 2 proof-of-concept asthma trial where the individual components did not show activity. CRx-170 has also shown synergistic efficacy in a number of preclinical pain models. CRx-170, an oral synergistic combination drug candidate combining the analgesic activity of nortriptyline with the anti-inflammatory activity of prednisolone, has been selected for further development in chronic pain with a phase 2 clinical trial in chronic lower back pain expected to begin in the second half of 2007.

•                  Completed patient accrual in a 210 subject phase 2 clinical trial of CRx-139 in rheumatoid arthritis. In this study, CRx-139, an oral synergistic combination drug candidate containing low doses of the glucocorticoid steroid prednisolone and the anti-depressant paroxetine, is being evaluated in comparison to low dose prednisolone alone. Data from this study is anticipated this spring.

•                  Presented clinical inflammatory biomarker data on CRx-150 at the Gordon Conference on Periodontal Disease. CRx-150, a synergistic cytokine modulator containing the anti-depressant amoxapine and the cardiovascular drug dipyridamole, reduced acute release of CRP and exhibited a trend toward reduction of TNF-α and IL-6 in this study. Data from a phase 2 clinical trial of CRx-150 in rheumatoid arthritis is expected in the second quarter of 2007.

•                  Presented preclinical data on CRx-401, a novel insulin sensitizer with anti-diabetic activity, at the American Diabetes Association meeting in which CRx-401 resulted in synergistic anti-diabetic activity by reducing fasting blood glucose and improving insulin resistance without promoting body weight gain. Based on this encouraging preclinical data, CRx-401, a novel synergistic combination containing the cholesterol agent bezafibrate and a low dose of the analgesic diflunisal, has been selected as a clinical product candidate with a phase 2a clinical trial in type 2 diabetes expected to begin mid-2007.

•                  Selected CRx-191 to enter clinical development for topical dermatology in 2007. CRx-191, a novel synergistic combination containing the mid-potency glucocorticoid steroid mometasone and the anti-depressant nortriptyline co-formulated as a topical cream, has the target product profile of providing the efficacy of a high-potency topical steroid with the safety of a mid-potency one.  CRx-191 is expected to initiate a phase 2 clinical trial for the treatment of psoriasis in mid-2007 with data becoming available later this year.

•                  Selected CRx-197 to enter clinical development for topical dermatology in 2007.  CRx-197 is a selective cytokine modulator containing low concentrations of the allergy drug loratadine and the anti-depressant nortriptyline, which has been shown to act synergistically in preclinical models of inflammation. CRx-197 is expected to initiate a phase 2 clinical trial as a topical cream for the treatment of psoriasis in the second half of 2007.

Research Progress:

•                  Presented data at the American College of Rheumatology conference showing insights into the molecular mechanism of action for CRx-102 and CRx-139. The separate posters indicate differences in the activities and mechanisms of action between the two selective steroid amplifier product candidates.

•                  Additional data on CRx-102 was presented by Tore K. Kvien, MD, Professor of Rheumatology, Diakonhjemmet Hospital, Oslo Norway, and principal investigator of the CRx-102 phase 2a clinical study in hand osteoarthritis, at the European League Against Rheumatism (EULAR) Annual Congress of Rheumatology meeting. This poster, entitled

“Efficacy and Safety of a Novel Syncretic Drug Candidate - CRx-102 - in Hand Osteoarthritis” reported that CRx-102 treated subjects experienced improvements in a number of clinically meaningful secondary endpoints including stiffness, physical function, joint pain and patient global assessment scores, in addition to the previously reported statistically significant mean improvement in pain relief, the primary endpoint of the study.

•                  Presented in vitro data on novel synergistic combination drug candidates for glioblastoma multiforme (GBM) at the 97th annual meeting of the American Association for Cancer Research. The rapid identification and delivery of these novel synergistic combinations for GBM represents the successful completion of the discovery research collaboration with Accelerate Brain Cancer Cure (ABC2), a non-profit foundation dedicated to accelerating therapies leading to a cure for brain cancer.

•                  Continued CombinatoRx leadership in the field of combination systems biology with the publication, “Chemical Combination Effects Predict Connectivity in Biological Systems”, Lehar, et.al. in the online journal Molecular Systems Biology, a NATURE Publishing Group journal.

Business Accomplishments:

•                  Entered into a collaboration with Cystic Fibrosis Foundation Therapeutics (CFFT) to develop novel therapeutics to treat cystic fibrosis built from synergistic combination pharmaceuticals by leveraging the CombinatoRx drug discovery technology with the significant disease-specific expertise at CFFT:

•                  CFFT will fund up to approximately $13.8 million of research at CombinatoRx and up to 75% of the clinical development expenses through phase 2a.

•                  CombinatoRx retains worldwide commercialization rights for any product candidates discovered under the collaboration and is eligible for certain clinical and regulatory milestones. CFFT will receive a royalty on net sales of any approved products.

•                  Entered into a collaboration with Fovea Pharmaceuticals SA for the potential development and commercialization of synergistic combination pharmaceuticals to treat ophthalmic diseases, uniting CombinatoRx leadership in combination drug discovery with Fovea’s drug development resources and expertise in the field of ophthalmic therapeutics:

•                  Fovea will conduct, at its own expense, development of selected product candidates from our portfolio for certain ophthalmic indications, including creating ophthalmic formulations for these selected candidates.

•                  CombinatoRx will retain the rights to any resulting products in North America while granting Fovea exclusive rights for ophthalmic indications in Europe.

•                  Built further depth in the CombinatoRx management team with the addition of Lynn Baird, Ph.D., Senior Vice President, Regulatory, Quality and Clinical Operations and Theresa Podrebarac, MD, Vice President, Clinical Research as well as the promotion of Daniel Grau to Chief Operating Officer.

•                  Included in the Russell 3000 Index and the small-cap Russell 2000(R) Index.

2007 Goals and Financial Guidance

•                  Advance the pipeline with two product candidates moving into later stage clinical development.

•                  Initiate later-stage clinical trials with CRx-102 in osteoarthritis and rheumatoid arthritis and CRx-170 in chronic lower back pain based on positive proof-of-concept data.

•                  Refresh the pipeline with three new product candidates dosed in humans.

•                  Initiate proof-of-concept clinical studies for CRx-191 in topical dermatology, CRx-197 in topical dermatology and CRx-401 in type 2 diabetes.

•                  Reload the late preclinical pipeline from research engine.

•                  Multiple opportunities available from preclinical and research programs.

•                  Introduce next generation product candidates.

•                  Including second generation opportunities for current CombinatoRx product candidates with potential for improved product profiles as well as new combinations of highly targeted agents.

•                  Maintain financial strength.

•                  CombinatoRx expects to end 2007, based on current operating plans, with revenue between $13.0 and $15.0 million, a net loss in the range of $48.0 million to $53.0 million and cash, cash equivalents and short-term investments of between $70.0 and $80.0 million.

2006 Financial Results (Unaudited):

As of December 31, 2006, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $121.1 million compared to $102.4 million on December 31, 2005.

Total revenue was $3.4 million in the fourth quarter of 2006, an increase from the $3.0 million reported in the fourth quarter of 2005.  For the year ended December 31, 2006, revenue was $13.3 million compared to $4.7 million for the same period last year. The increase is due primarily to a full year of revenue recognition related to the Company’s collaboration with Angiotech Pharmaceuticals.

Net loss for the quarter ended December 31, 2006 was $10.0 million or $0.35 per share as compared to $7.0 million or $0.13 per share in the fourth quarter of 2005. For the year ended December 31, 2006, net loss was $34.3 million, or $1.26 per share, compared to a net loss of $29.5 million for the year ended December 31, 2005.

Research and development expenses totaled $9.7 million in the fourth quarter of 2006 compared to $7.2 million in the fourth quarter of 2005.  R&D expenses were $34.1 million for the year ended December 31, 2006, compared to $24.1 million for the year ended December 31, 2005. The increase in R&D expense for the fourth quarter and the full year is due primarily to costs associated with additional research and development collaborations, an increase in personnel-related expenses to support expanded research, clinical and regulatory activities associated with an advancing pipeline of product candidates and facilities-related expenses resulting from the Company’s move to Cambridge, Massachusetts.

General and administrative expenses were $5.1 million in the fourth quarter of 2006 compared to $3.1 million in the fourth quarter of 2005.  General and administrative expenses were $18.6 million for the year ended December 31, 2006, compared to $10.6 million for the year ended December 31, 2005. The increase in general and administrative expense is due primarily to personnel-related expenses to support operations as a publicly traded company as well as the expansion of our commercial development capabilities and increased stock-based compensation expense under SFAS No. 123R.

Conference Call Information:

CombinatoRx management will provide an update on the company, discuss fourth quarter and year end results, and discuss goals and milestones for 2007 via conference call at 8:30 a.m. ET on Tuesday, March 6, 2007. To access the call, please dial 866.362.4832 (domestic) or 617.597.5364 (international) five minutes prior to the start time and provide the passcode 34085392. A replay of the call will be available from 9:30 a.m. ET on March 6, 2007 until March 20, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 22923287. A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.combinatorx.com. An archived webcast will be available on the CombinatoRx  website approximately two hours after the event and will be archived for 14 days.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, key milestones and goals for 2007, its financial condition and results of operations, financial guidance for the fiscal year 2007, its product candidates and their clinical potential, its plans for clinical and formulation development of its product candidates, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, the Company’s ability to develop a modified release formulation of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional financing or funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved.

-end-

CombinatoRx, Incorporated

Unaudited Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Revenue:
Collaborations	$3,448	$3,011	$13,273	$4,658

Operating expenses:
Research and development [1]	9,714	7,169	34,094	24,059
General and administrative [1]	5,078	3,060	18,641	10,576
Total operating expenses	14,792	10,229	52,735	34,635

Loss from operations	(11,344)	(7,218)	(39,462)	(29,977)
Interest income	1,615	775	5,913	1,296
Interest expense	(227)	(553)	(722)	(834)
Other income	34	—	34	—
Net loss before provision for income taxes	(9,922)	(6,996)	(34,237)	(29,515)

Provision for income taxes	(51)	—	(51)	—
Net loss	(9,973)	(6,996)	(34,288)	(29,515)

Accretion of preferred stock dividends	—	(5,244)	—	—

Net loss applicable to common stockholders	(9,973)	(1,752)	(34,288)	(29,515)

Net loss per share applicable to common stockholders — basic and diluted	$(0.35)	$(0.13)	$(1.26)	$(7.08)
Weighted average number of common shares used in net loss per share calculation — basic and diluted	28,526,650	13,736,636	27,223,319	4,169,355

[1] Amounts include stock-based compensation expense, as follows:
Research and development	902	489	3,171	3,100
General and administrative	963	507	3,867	2,009

CombinatoRx, Incorporated

Unaudited Consolidated Balance Sheets

(in thousands)

	As of	As of
	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$9,194	$9,079
Short-term investments	107,895	90,668
Restricted cash	—	148
Unbilled accounts receivable	1,289	230
Prepaid expenses and other current assets	3,451	2,974

Total current assets	121,829	103,099

Property and equipment, net	12,506	2,702
Restricted cash	4,000	2,500

Total assets	$138,335	$108,301

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,489	$1,230
Accrued expenses	4,336	2,312
Deferred revenue	9,548	9,334
Current portion of notes payable, net of discount	1,851	1,048
Current portion of lease incentive obligation	649	87

Total current liabilities	20,873	14,011

Convertible notes payable of subsidiary	9,301	5,362
Notes payable, net of current portion and discount	2,527	816
Deferred revenue, net of current portion	8,011	16,250
Deferred rent	2,244	109
Lease incentive obligation, net of current portion	5,660	861

Minority interest in subsidiary	2,669	2,542

Stockholders’ equity:
Common stock, $0.001 par value: 60,000 shares authorized; 28,828 and 23,285 shares issued and outstanding at December 31, 2006 and 2005, respectively	29	23
Additional paid-in capital	219,730	177,777
Deferred compensation	—	(11,052)
Accumulated other comprehensive income (loss)	39	(65)
Accumulated deficit	(132,748)	(98,333)

Stockholders’ equity	87,050	68,350

Total liabilities and stockholder’s equity	$138,335	$108,301